Exhibit 99.1

Juniata Valley Financial Corp. Announces First Quarter 2020 Results

Mifflintown, PA, May 6, 2020 (GLOBE NEWSWIRE) --

Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced net income for the quarter ended March 31,  2020 of $1.0 million, compared to net income of $1.4 million for the quarter ended March 31,  2019. Earnings per share, basic and diluted, were  $0.20 during the three months ended March 31, 2020 compared to $0.28 during the three months ended March 31, 2019. The decline in earnings is primarily due to higher provisions for loan losses, resulting primarily from the anticipated economic impact of the COVID-19 pandemic.

President and Chief Executive Officer, Marcie A. Barber stated, “We are certainly concerned about the short term and potentially long-term economic damage resulting from business disruptions mandated to reduce the impact of COVID-19. But we at Juniata, are determined to serve our customers through creative and accommodating delivery systems, which protect our customers and employees. We are delighted to have actively participated in the SBA’s PPP loan program, providing assistance to hundreds of small business clients. As we adapted quickly to necessary changes in our workflow, we identified processes we will maintain and leverage for enhanced profitability and customer service after the storm has passed.”

As stated in Juniata’s Current Report on Form 8-K filed on March 27, 2020, Juniata has implemented several ongoing initiatives to address the impact of the COVID-19 pandemic on Juniata and its customers, employees and markets. Juniata continues its proactive outreach and responsiveness to the needs of customers for short-term payment relief. As of March 31, 2020, Juniata approved interest and/or principal payment deferrals on eight loans totaling $0.5 million for individuals and businesses affected by the economic impacts of COVID-19. None of the borrowers approved for these designated deferrals were delinquent as of March 31, 2020 and the modification terms are short-term, thus the loan modifications are not considered to be troubled-debt restructurings. Subsequently, as of May 6, 2020, 203 additional short-term deferrals were granted totaling $75.8 million.

Juniata began participating in the federal Paycheck Protection Program (“PPP”) as established under the CARES Act in April 2020.  As of May 6, 2020, Juniata has approved 422 PPP loans through the Small Business Administration (“SBA”), for a total of $30.9 million.

Annualized return on average assets for the three months ended March 31, 2020 was 0.62%, compared to 0.90% for the three months ended March 31, 2019. Annualized return on average equity for the three months ended March 31, 2020 was 5.54%, compared to 8.38% for the three months ended March 31, 2019.

Net interest income was $5.0 million for the first quarter of 2020 compared to $5.2 million for the first quarter of 2019. Average earning assets increased 5.9% to $610.0 million, with average investment securities increasing by $57.2 million, partially offset by a decline in average loan balances of $30.8 million in the first quarter of 2020 compared to the comparable 2019 period. The yield on earning assets declined 30 basis points, to 4.02%, during the three months ended March 31, 2020 compared to the same period in 2019, while the cost to fund interest bearing assets with interest bearing liabilities over the same period increased 2 basis points, to 1.01%. The yields on earning assets and cost of funds were affected by changes in the prime rate and the federal funds target rate between the first quarter of 2019 and the first quarter of 2020. Net interest margin, on a fully tax equivalent basis, decreased from 3.65% during the three months ended March 31, 2019 to 3.32% during the three months ended March 31, 2020.

The provision for loan losses increased  $0.3 million in the first quarter of 2020 in comparison to the first quarter of 2019.  Due to the change in the economic environment resulting from the COVID-19 pandemic, Juniata increased the qualitative risk factors for all loan segments in the loan portfolio in its allowance for loan loss analysis in the first quarter of 2020.

Non-interest income in the first quarter of 2020 was $1.0 million compared to $1.1 million in the first quarter of 2019, a decline of 9.1%. Most significantly impacting non-interest income in the comparative three month periods was the decline in the value of equity securities of $0.2 million in the first quarter of 2020 compared to the first quarter of 2019. Partially offsetting this decline was a $0.1 million increase in the net gains on sales of securities in the first quarter of 2020 compared to the comparable 2019 period.

Non-interest expense was $4.8 million for both the three months ended March 31, 2020 and the three months ended March 31, 2019. In the first quarter of 2020, other non-interest expense declined $0.1 million due to a decrease in expenses associated with the termination of the Company’s defined benefit plan recorded in the first quarter of 2019, since no such expenses were recorded in the comparable 2020 period.  In the first quarter of 2020, declines were also recorded in occupancy expense due to lower maintenance costs, as well as in professional fees and FDIC insurance. Offsetting these declines during the three months ended March 31, 2020 compared to the comparative 2019 period were increases in employee compensation, data processing, and equipment expenses.

An income tax benefit of $0.2 million was recorded in the first quarter of 2020, an increase in the amount of $0.1 million compared to the first quarter of 2019, primarily due to lower taxable income in the 2020 period. Additionally, the Company was able to take advantage of a provision in the CARES Act allowing carryback of net operating losses; the carryback resulted in the reversal of a portion of the deferred tax asset carried from the Liverpool Community Bank acquisition in 2018 in the amount of $0.1 million, recorded as a credit to income tax expense in the first quarter of 2020.

Total assets at March  31, 2020 were $673.8 million, an increase of $3.2 million compared to total assets of $670.6 million at December 31, 2019.  Comparing asset balances at March 31, 2020 and December 31, 2019, total cash and cash equivalents increased by $25.1 million, while debt securities available for sale and loans declined by $10.0 million and $10.6 million, respectively. Over the same period, deposits increased by $10.0 million, with growth in both non-interest bearing and interest bearing deposits. Capital increased by $3.7 million over the period primarily due to an increase in the fair value of investment securities in accumulated other comprehensive income, while short-term borrowings declined by $10.3 million.

On April 21, 2020, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on May 18, 2020, payable on June 1, 2020.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission.  Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with nineteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the Pink Open Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission. In addition, the COVID-19 pandemic is having an adverse impact on Juniata, its customers and the communities it serves and may adversely affect Juniata’s business, results of operations and financial condition for an indefinite period of time. The Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 will address risks and uncertainties associated with the COVID-19 pandemic.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	March 31, 2020	December 31, 2019
ASSETS
Cash and due from banks	$16,826	$12,658
Interest bearing deposits with banks	10,998	82
Federal funds sold	10,000	—
Cash and cash equivalents	37,824	12,740

Interest bearing time deposits with banks	1,720	2,210
Equity securities	971	1,144
Debt securities available for sale	200,638	210,686
Restricted investment in bank stock	3,036	3,442
Total loans	390,014	400,590
Less: Allowance for loan losses	(3,333)	(2,961)
Total loans, net of allowance for loan losses	386,681	397,629
Premises and equipment, net	9,173	9,243
Other real estate owned	—	—
Bank owned life insurance and annuities	16,336	16,266
Investment in low income housing partnerships	3,704	3,904
Core deposit and other intangible assets	299	318
Goodwill	9,047	9,047
Mortgage servicing rights	176	180
Accrued interest receivable and other assets	4,223	3,823
Total assets	$673,828	$670,632
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$139,205	$134,703
Interest bearing	402,724	397,234
Total deposits	541,929	531,937

Short-term borrowings and repurchase agreements	2,783	13,129
Long-term debt	45,000	45,000
Other interest bearing liabilities	1,574	1,603
Accrued interest payable and other liabilities	5,176	5,256
Total liabilities	596,462	596,925
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares Issued - 5,151,279 shares at March 31, 2020; 5,141,749 shares at December 31, 2019 Outstanding - 5,093,859 shares at March 31, 2020; 5,099,729 shares at December 31, 2019	5,151	5,142
Surplus	24,918	24,898
Retained earnings	43,870	43,954
Accumulated other comprehensive income	4,416	516
Cost of common stock in Treasury: 57,420 shares at March 31, 2020; 42,020 shares at December 31, 2019	(989)	(803)
Total stockholders' equity	77,366	73,707
Total liabilities and stockholders' equity	$673,828	$670,632

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands, except share and per share data)	March 31,
	2020	2019
Interest income:
Loans, including fees	$4,878	$5,255
Taxable securities	1,173	849
Tax-exempt securities	23	61
Other interest income	55	53
Total interest income	6,129	6,218
Interest expense:
Deposits	830	863
Short-term borrowings and repurchase agreements	8	24
Long-term debt	283	161
Other interest bearing liabilities	7	11
Total interest expense	1,128	1,059
Net interest income	5,001	5,159
Provision for loan losses	356	15
Net interest income after provision for loan losses	4,645	5,144
Non-interest income:
Customer service fees	415	422
Debit card fee income	324	308
Earnings on bank-owned life insurance and annuities	64	69
Trust fees	113	99
Commissions from sales of non-deposit products	74	71
Fees derived from loan activity	67	70
Mortgage banking income	16	17
Gain (loss) on sales and calls of securities	11	(56)
Change in value of equity securities	(172)	9
Other non-interest income	82	85
Total non-interest income	994	1,094
Non-interest expense:
Employee compensation expense	2,003	1,968
Employee benefits	728	741
Occupancy	314	349
Equipment	234	214
Data processing expense	501	461
Director compensation	57	51
Professional fees	173	197
Taxes, other than income	138	134
FDIC Insurance premiums	40	56
Amortization of intangible assets	19	22
Amortization of investment in low-income housing partnerships	200	200
Other non-interest expense	353	442
Total non-interest expense	4,760	4,835
Income before income taxes	879	1,403
Income tax provision (benefit)	(159)	(10)
Net income	$1,038	$1,413
Earnings per share
Basic	$0.20	$0.28
Diluted	$0.20	$0.28

JoAnn McMinn

Email: joann.mcminn@jvbonline.com

Phone: (717) 436-3206